SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           ANIXTER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)


           Delaware                                     94-1658138
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


                                 4711 Golf Road
                             Skokie, Illinois 60076
                                 (847) 677-2600
          (Address and telephone number of principal executive offices)


                           ANIXTER INTERNATIONAL INC.
                            2001 Stock Incentive Plan
                            (Full Title of the Plan)


                                    John Dul
                                 4711 Golf Road
                             Skokie, Illinois 60076
                     (Name and Address of Agent For Service)

                                 (847) 677-2600
          (Telephone Number, Including Area Code, of Agent For Service)
                       --------------------------------------

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================
                                                                     Proposed Maximum Offering        Proposed
Title of Securities to be Registered     Amount to be Registered         Price per Share (1)       Aggregate Price
--------------------------------------------------------------------------------------------------------------------
       Common Stock
($1.00 per share par value)                  2,500,000 shares               $23.235                 $58,087,500.00
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h) on the basis of the average of the high and low prices as reported in the consolidated reporting system for the New York Stock Exchange on February 14, 2003.

                                     Part II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have heretofore been filed by Anixter International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

       (a) The Company's Annual Report on Form 10-K for the year ended December 28, 2001.

       (b) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement No. 33-12390 dated March 4, 1987.

       (c) The Company's Quarterly Reports on Form 10-Q for the 13 week periods ended March 29, 2002, June 28, 2002 and September 27, 2002.

       (d) The Company's Current Reports on Form 8-K dated May 24, 2002, October 2, 2002, November 12, 2002 and November 27, 2002.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.       DESCRIPTION OF SECURITIES.

       Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by John A. Dul, Vice President, General Counsel and Secretary of the Company. Mr. Dul holds a total of 38,818 shares and options to acquire shares of Common Stock.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section  145 of the  Delaware  General  Corporation  Law (the  "DGCL")  and
Article IX of the Company's By-laws authorize and empower the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

     In addition, Article IX of the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or
(iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IX directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

     The Company has entered into indemnification agreements with each of its directors and officers (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorney's fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done by a director in any such capacity. The Indemnification Agreements further provide that the Company has the burden of proving that a director or officer is not entitled to indemnification in any particular case.

     The Company has purchased insurance policies providing that, if any officer or director of the Company or its subsidiaries becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, the insurer will reimburse such officers and directors if the indemnification payments, as provided above, are not made by the Company or its subsidiaries to such officers and directors. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of the Company or any subsidiary.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.       EXHIBITS.

     See Exhibit Index which is incorporated herein by reference.

ITEM 9.       UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       2. That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Skokie, State of Illinois on February 18, 2003.

                  Anixter International Inc.

                  /s/                  John A. Dul
                  -------------------------------------------------------------
                                          John A. Dul
                         Vice President, General Counsel and Secretary


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON February 18, 2003 BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES INDICATED.

       LORD JAMES BLYTH*                  Director
       --------------------------------
       Lord James Blyth


       Robert L. Crandall*                Director
       --------------------------------
       Robert L. Crandall

                                          Vice President-- Controller
       /s/ TERRANCE A. FABER              (Principal Accounting Officer)
       --------------------------------
       Terrance A. Faber

                                          President, Chief Executive Officer
       /s/ ROBERT W. GRUBBS               (Principal Executive Officer)
       --------------------------------   and Director
       Robert W. Grubbs


       F. PHILIP HANDY*                   Director
       --------------------------------
       F. Philip Handy


       MELVYN N. KLEIN*                   Director
       --------------------------------
       Melvyn N. Klein


       /s/ Dennis J. Letham               Senior Vice President -- Finance
       --------------------------------   and Chief Financial Officer (Principal
       Dennis J. Letham                   Financial Officer)

       JOHN R. PETTY*                     Director
       --------------------------------
       John R. Petty


       STUART M. SLOAN*                   Director
       --------------------------------
       Stuart M. Sloan


       THOMAS C. THEOBALD*                Director
       --------------------------------
       Thomas C. Theobald


       MARY AGNES WILDEROTTER*            Director
       --------------------------------
       Mary Agnes Wilderotter


       Matthew Zell*                      Director
       --------------------------------
       Matthew Zell


       SAM ZELL*                          Director
       --------------------------------
       Sam Zell


       *By /s/ John A. Dul
       --------------------------------
       John A. Dul (Attorney in fact)

                                  EXHIBIT INDEX

Exhibit                                                      Sequentially
  Number       Exhibit                                       Numbered Page
------------   ---------                                     -------------

    (4a)       2001 Stock Incentive Plan                          7

    (4b)       Form of Stock Option Grant
               (incorporated by reference
               from Anixter International
               Inc.'s Annual Report on
               Form 10-K for the fiscal
               year ended December 31,
               1995, Exhibit 10.27).

    (5)        Opinion and Consent of John A. Dul, Esq.           9

    (23.1)     Consent of Ernst & Young LLP.                      10

    (23.2)     Consent of Ernst & Young LLP.                      11

    (24)       Power of Attorney.                                 12

                                                                      Exhibit 4a

                           ANIXTER INTERNATIONAL INC.

                            2001 STOCK INCENTIVE PLAN

       1. Purpose and Effective Date. Anixter International Inc. (the "Company") has established this 2001 Stock Incentive Plan (the "Plan") to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved the Company's stockholders at the 2001 Annual Meeting of Stockholders.

       2. Administration. The Plan shall be administered by the Board of Directors, or the Compensation Committee of the Company's Board of Directors or such other Board committee as the Board may designate (the "Committee"). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee's interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

       3. Shares Subject to Plan. A total of 2,500,000 shares of Common Stock of the Company ("Shares") may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant's investment in the Shares, such number of Shares shall be available again for issuance in the Plan. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

       4. Eligibility. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an incentive award under the Plan on such conditions, limitations or restrictions as the Committee determines appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 900,000 Shares.

       5. Awards. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and reload options to purchase additional Shares if Shares are delivered in payment of any other options, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

       (a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

       (b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except (i) options or stock appreciation rights being granted to replace options or rights not initially granted by the Company may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced, and (ii) up to 10% of the Shares may be granted pursuant to options or stock appreciation rights that have exercise prices of not less than 85% of the fair market value of a corresponding number of Shares as of the date of grant.

       (c) No more than 25% of the Shares may be awarded in a form other than options or stock appreciation rights.

       (d) No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized the by stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

       6. Amendment of the Plan. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

       Adopted as of the 14th day of February, 2001, by the Compensation Committee of the Board of Directors of Anixter International Inc.

                                                           /s/ James E. Knox
                                                           James E. Knox
                                                           Secretary

                                                                       Exhibit 5






Anixter International Inc.
4711 Golf Road
Skokie, Illinois 60076

Gentlemen:

     In my capacity as General Counsel of Anixter International Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration by the Company of up to 2,500,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock") in connection with the Company's 2001 Stock Incentive Plan (the "Plan"). The Plan is not subject to the requirements of the Employee Retirement Security Act of 1974, as amended, or qualified pursuant to Section 401(a) of the Internal Revenue Code of 1986.

     In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I deemed necessary for the purposes of this opinion.

     For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by parties thereto other than the Company.

       Based on the foregoing, I am of the opinion that:

       1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

       2. The Shares have been duly authorized for issuance and when issued in accordance with the Plan will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement.

     I render no opinion as to the laws of any jurisdiction other than the internal law of the State of Illinois and the United States of America and the internal corporate law of the State of Delaware.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                                             Very truly yours,


                                                             /s/ John A. Dul
                                                             John A. Dul
                                                             General Counsel

                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITTORS

       We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Anixter International Inc. 2001 Stock Incentive Plan of our report dated January 28, 2002, with respect to the consolidated financial statements and schedules of Anixter International Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2001, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP


Chicago, Illinois
February 11, 2003

                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Stock Incentive Plan of Anixter International Inc. of our report dated February 1, 2002 (except for Note 3, as to which the date is March 28, 2002), with respect to the consolidated financial statements of Pentacon, Inc. for the year ended December 31, 2001 included in the Form 8-K/A of Anixter International Inc. dated September 20, 2002 filed with the Securities and Exchange Commission.




Houston, Texas
February 11, 2003

                                                                      Exhibit 24



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned director of Anixter International Inc., a Delaware corporation (the "Corporation"), which is going to file a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, in connection with the Corporation's 2001 Stock Incentive Plan, hereby constitutes and appoints John A. Dul and Dennis J. Letham, and each of them, her or his true and lawful attorneys-in-fact and agents, with full power and all capacities, to sign the Corporation's Registration Statement on Form S-8 and any or all amendments thereto, including any prospectus or amended prospectus contained therein, and any other documents in connection therewith, to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned hereunto set his or her hand and seal as of the 13th day of January, 2003.



/s/ Lord James Blyth                             /s/ Stuart M. Sloan
-----------------------------                    -----------------------------
Lord James Blyth                                  Stuart M. Sloan



/s/ Robert L. Crandall                           /s/ Thomas C. Theobald
-----------------------------                    -----------------------------
Robert L. Crandall                                Thomas C. Theobald



/s/ Robert W. Grubbs                             /s/ Mary Agnes Wilderotter
-----------------------------                    -----------------------------
Robert W. Grubbs                                  Mary Agnes Wilderotter



/s/ F. Philip Handy                              /s/ Matthew Zell
-----------------------------                    -----------------------------
F. Philip Handy                                   Matthew Zell



/s/ Melvyn N. Klein                              /s/ Samuel Zell
-----------------------------                    -----------------------------
Melvyn N. Klein                                   Samuel Zell



/s/ John R. Petty
-----------------------------
John R. Petty